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                                                                       Exhibit 1

                        UNDERWRITING & SELLING AGREEMENT

     In regard to the offerings being made by Virginia Accelerators Corporation
(VAC), or successors, in a stock offering under the Securities Act of 1933 or an exemption, private placement, merger or acquisition, VAC agrees to pay to the Three Arrows Capital Corp. (TAC):

1. A commission of 5.00% of the gross proceeds of the offering, contingent upon achieving the minimum specified in the offering. Warrants on shares at the offering price at the rate of one warrant per fifteen shares sold, effective at the minimum, are also granted. The term of the warrants to run from the date of this Agreement and for four years from the end of the offering period, not to exceed five years from the initial offering date, and cannot be sold, transferred, assigned or hypothecated for at least one year from the effective date of the offering. One registration right is granted.

2. A due diligence fee of $4,000 and consulting fee of $5,950 plus mutually agreed expenses including fees of any state where Three Arrows Capital Corp. must register for the VAC offering. If the offering is terminated, TAC will be reimbursed only for the actual, accountable, out-of-pocket expenses.

3. Hold Three Arrows Capital Corp. and its agents harmless from, and indemnify their agents for, any and all costs of investigation of claims, costs, expenses, attorney fees or other liabilities or disbursements arising out of any administrative investigation or proceeding or any litigation, commenced or threatened, relating to this underwriting which stem from any misstatements or incorrect information from VAC principals, employees, directors or agents, including without limitation, the implementation of this Agreement, the distribution of stock or funds, the investment of funds, the interpretation of this Agreement or similar matters. The Underwriter will not be indemnified for any claims, costs, expenses or other liability arising from its bad faith or negligence or that of its employees, officers, directors or agents.

4. All subscription checks will be mailed to TAC for prompt deposit to the Escrow Account, at the escrow agent, no later than noon of the next business day. Such funds will be handled in accordance with the Escrow Agreement filed as an exhibit to the offering document. TAC will fully comply with the provisions of Rules 2730, 2740, 2750 and 2420 of the NASD Conduct Rules.

For VAC                                     For TAC

/s/ RALPH D. GENUARIO                       /s/ RONALD PETERSON
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(Signature)                                          (Signature)

RALPH D. GENUARIO, CEO                      RONALD PETERSON, PRESIDENT
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(Name & title)                                       (Name & title)

MARCH 1, 1999                               FEBRUARY 23, 1999
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(Date)                                               (Date)